Exhibit 99.3

Cerecor Inc. Announces Retirement of Dr. Uli Hacksell as

President and Chief Executive Officer

John Kaiser appointed Interim Chief Executive Officer

Dr. Hacksell to remain Chairman of the Board

BALITIMORE — (Marketwired) — August 14, 2017 — Cerecor Inc. (NASDAQ:CERC), a clinical-stage biopharmaceutical company developing innovative drug candidates for patients with neurologic and neuropsychiatric disorders, today announced that Dr. Uli Hacksell has retired as Cerecor’s President and Chief Executive Officer, effective Monday, August 14, 2017.  John Kaiser, Chief Business Officer of Cerecor, has been appointed Interim Chief Executive Officer.  Cerecor’s Board of Directors have initiated a search for a permanent Chief Executive Officer.  Dr. Hacksell will stay on as Chairman of Cerecor’s Board.

“The recent cash infusions in Cerecor from the equity investment by Armistice Capital in the second quarter of 2017 and the sale of CERC-501 to Janssen that was separately announced today have provided me with the opportunity to leave the day-to-day responsibilities of Cerecor to a new Chief Executive Officer, knowing that I can be optimistic about a bright future for the company,” said Dr. Hacksell.  “I will enjoy continuing to participate in guiding the strategic direction of Cerecor as Chairman of the Board.”

“We thank Uli for his service as President and CEO of Cerecor,” said Mr. Isaac Blech, Vice Chairman of the Board and Lead Independent Director. “Uli’s qualities as a leader and strategic thinker have been instrumental in positioning Cerecor for a great future and we are grateful for his willingness to stay on as Chairman of the Board.”

Mr. Blech continued, “John Kaiser brings invaluable experience from many years in leading positions at big pharma as well as biotech companies to his new role as Cerecor’s Interim Chief Executive Officer. He is a team player with great operational qualities and is dedicated to building Cerecor into a truly successful biopharmaceutical company.”

About Cerecor

Cerecor is a biopharmaceutical company that is developing innovative drug candidates to make a difference in the lives of patients with neurologic and psychiatric disorders. Cerecor’s lead drug candidate is CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications.  Cerecor is also developing two pre-clinical stage compounds, CERC-611 and CERC-406.  Cerecor’s portfolio of product candidates is summarized below:

CERC-301 belongs to a class of compounds known as antagonists of the N-methyl-D-aspartate (“NMDA”) receptor, a receptor subtype of the glutamate neurotransmitter system that is responsible for controlling neurological adaptation. Cerecor has conducted two Phase 2 studies with this drug candidate as a potential adjunctive treatment for major depressive disorders, or MDD, in which CERC-301 was well tolerated, but these trials did not show significant efficacy in MDD.  Given its selective mechanism of action and tolerability profile, Cerecor believes CERC-301 may be well suited to address unmet medical needs in other neurological indications.  Cerecor is now embarking on a pre-clinical and clinical program to explore the use of CERC-301 in orphan neurological conditions.

CERC-611 is a potent and selective transmembrane AMPA receptor regulatory proteins -γ8-dependent α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid (“AMPA”) receptor antagonist, which Cerecor plans to develop as an adjunctive therapy for the treatment of partial-onset seizures with or without secondarily generalized seizures in patients with epilepsy.

CERC-406 is a brain penetrant catechol-O-methyltransferase inhibitor with potential pro-cognitive activity. Cerecor believes CERC-406 may have the potential to be developed for the treatment of residual cognitive impairment symptoms.

The Company plans both to evaluate its current portfolio for potential new indications, focusing on orphan neurologic diseases, and to identify potential new product candidates that could be in-licensed.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio and new product candidates that could be in-licensed and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (410) 522-8707.